UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/17/2005

PW Eagle, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-18050

Minnesota	41-1642846
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1550 Valley River Drive, Eugene, Oregon 97401
(Address of Principal Executive Offices, Including Zip Code)

541-343-0200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.02.    Unregistered Sales of Equity Securities

On September 20, 1999, PW Eagle, Inc. (the "Company"), in connection with the issuance of its Senior Subordinated Notes due 2007 and as consideration for the extension of outstanding debt, issued Common Stock Purchase Warrants ("Warrants") to an accredited investor for the purchase of an aggregate of 1,343,452 shares of the Company's common stock at an exercise price of $0.01 per share. On May 17, 2005 the warrant holder elected to exchange their warrant shares, in a cashless exercise, for 1,340,657 shares of common stock. After this exercise, the investor will continue to hold warrants to purchase 242,308 shares of the Company's common stock at an exercise price of $9.50 per share.

On March 17, 2005, the Company filed an 8-K under Item 3.02 reporting that it had reached an agreement with the investor with respect to the exchange by the investor of its warrant shares, in a cashless exercise, for 1,339,517 shares of the Company's common stock. That agreement, including the exchange of the warrant shares held by the investor, was conditioned on the effectiveness of the Registration Statement on Form S-3 filed by the Company on April 29, 2005. Pursuant to its rights under the warrant agreement between the investor and the Company, the investor has rescinded that conditional agreement.

The above securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

PW Eagle, Inc.

Date: May 23, 2005.	By:	/s/ Scott Long
Scott Long
Chief Financial Officer